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                                                                    EXHIBIT 10.2

                              THE L.E. MYERS GROUP
                           MANAGEMENT INCENTIVE PLAN
                           (BOARD APPROVED - 2/23/95)


     1. PURPOSE. The L.E. Myers Group Management Incentive Plan ("MIP") is established as a discretionary incentive plan which provides an opportunity for key management to be awarded a substantial discretionary incentive payment when business is strong.

     2. ELIGIBILITY. At the Discretion of the Board of Directors, awards under the MIP may be granted to key management of the Company recommended by the Executive Management Committee and approved by the board of Directors in its sole discretion (hereinafter "Participant" or "Participants"). To be eligible for an award, a Participant must be a full-time employee of the Company or one of its affiliates on the date the award is paid. For purposes of this section, the term "affiliate" shall mean a person or entity which directly or indirectly, is controlled by, or is under common control, with the Company.

     3.        AWARDS.

     3.1 THRESHOLD FOR AWARDS. Before any incentive compensation award ("MIP award") can be made, the Company must achieve 75% of its approved business plan's earnings per share goal. If this threshold is not achieved, only special awards at the sole discretion of the Board of Directors, may be made.

     3.2 GROUPING OF PARTICIPANTS. Awards will vary by groups of key employees. The Executive Management Committee will maintain a list of eligible employees in each group which list shall be approved by the Board of Directors.

     3.3 AWARD LEVELS. Each participant shall be eligible to receive an award for each calendar year of service (a "Plan Year"), for which the earnings per share threshold is achieved. The following matrix shows the MIP award levels to be paid as a percentage of salary for various performance ratings as set forth in Section 4.4 below:

                                   PERFORMANCE RATING
   GROUP                                75%          100%          125%         150%
   -----                               ----         -----         -----        -----
     I                                  25%          55%           85%          115%
     II                                 25%          50%           75%          100%
    III                                 20%          35%           50%           65%
     IV                                 10%          15%           20%
     V             non-overtime          5%          10%           15%           20%
     V          overtime eligible      1 week      2 weeks       3 weeks       4 weeks


     3.4 GRANT OF AWARDS. MIP awards will be paid during the first quarter of each year.

     4.0       ADMINISTRATION.

     4.1 COMMITTEE. The MIP shall be administered by the Executive Management Committee appointed by the Board of Directors.

     4.2 ANNUAL GOALS. Prior to each December 31st, each Group I, II, III, and IV Participant must submit a completed annual goals form to the Executive Management Committee. The annual goals form must be approved by the Participant's immediate supervisor prior to submission. Prior to January 31st following the year being evaluated, each Participant must submit a copy of his or her annual goals form with (a) actual performance against goals under a heading "Actual Performance" and (b) rating of performance and comments, if any, under a heading "Self Rating."





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     4.3       REVIEW BY COMMITTEE. The Executive Management Committee shall review each Group I, II, III and IV Participant's performance and give a final rating recommendation for each goal. The Executive Management Committee shall then weigh the individual goal ratings to determine the Participant's performance rating upon which his or her MIP award recommendation is based.
The Executive Management Committee shall recommend to the Board of Directors the amount of the MIP award for each Participant prior to February 28 of each year. Each Vice President shall submit to the Executive Management Committee his or her recommendation for rating and awards for his or her Group V Participants. The Executive Management Committee shall review each such recommendation with the respective Vice President and following such review will make a determination of a rating and award level to be given to each such participant and recommend to the Board of Directors the amount of the MIP award for each Participant prior to February 28 of each year. The Board of Directors, in its sole discretion, shall determine awards to be made, if any.

     4.4 CRITERIA. In evaluating and rating each Participant's performance, the Executive Management Committee shall use the following criteria:

           4.4.1 PERFORMANCE AGAINST ANNUAL PLAN. The principal criteria will be actual revenue, contract margins, property income, operating income, cash flow and return on net assets performance versus plan. Corporate officers and staff will be measured against the consolidated corporate plan and other Participants will be measured against their respective annual plans.

           4.4.2  PERFORMANCE AGAINST NON-FINANCIAL GOALS.   Each Group I,
II, III and IV Participant will set three non-financial goals annually such as increasing market share with current clients, capturing a new client, penetrating a new geographic region or integrating an acquisition. The determinant will be the evaluation of Participant's achievement of each non-financial goal.

           4.4.3 SAFETY. Each operation's record in terms of incidence rate (total and lost time) and actual costs, among other things, will be evaluated in determining the final incentive award recommendation.

           The Executive Management Committee rating is made as a percentage of goal achievement. For example, if a Participant's performance on a particular goal was determined to have exactly met plan, the rating for this goal would be 100%. If performance does not achieve at least 75% of the goal, the rating will be zero. Exceptional achievement can be given a performance rating up to 150% of the goal. The individual goal ratings are then weighted to determine a Participant's Performance Rating.

     4.5 COMMITTEE'S POWERS. The Executive Management Committee shall have such powers as may be delegated to it by the Board of Directors from time to time as may be necessary to discharge its duties hereunder, including, but not in the way of limitation, the following powers, rights and duties:

           4.5.1 INTERPRETATION OF MIP. The Executive Management Committee shall have the power, right and duty to construe and interpret the plan provisions and to determine all questions arising under the MIP.

           4.5.2 MIP PROCEDURES. The Executive Management Committee shall have the power, right and duty to adopt and promulgate procedures, rules, regulations and forms as it considers necessary and appropriate for the implementation, management and administration of the MIP.

     5.        NO RIGHT TO CONTINUED EMPLOYMENT.  Nothing contained in this
MIP shall give any Participant the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Participant. The adoption of this MIP shall not constitute a contract between the Company and any Participant. No Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Company, except as otherwise determined by the Company.

     6. AMENDMENT OF MIP. The Board of Directors or the Executive Management Committee may amend or discontinue the MIP at any time. However, no such amendment or discontinuance shall change or impair any MIP award previously given under the MIP without the consent of the Participant.





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